UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 12, 2015

APOLLO RESIDENTIAL MORTGAGE, INC.

(Exact name of registrant as specified in its charter)

Maryland	001-35246	27-0467113
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Apollo Global Management, LLC 9 West 57th Street, 43rd Floor New York, New York		10019
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (212) 515-3200

n/a

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers, Compensatory Arrangements of Certain Officers.

On March 12, 2015, Marc E. Becker, a member of the Board of Directors (the “Board”) of Apollo Residential Mortgage, Inc. (the “Company”), informed the Board that he will not be standing for re-election to the Board at the Company’s 2015 annual meeting of stockholders (the “2015 Annual Meeting”). The decision of Mr. Becker to not stand for re-election to the Board was not the result of any dispute or disagreements with the Company on any matter relating to the Company’s operations, policies or practices.

Mr. Becker will continue to serve the remainder of his term as a director of the Board until the 2015 Annual Meeting, which is scheduled to be held on June 18, 2015. He shall also continue as a partner within the private equity business of Apollo Global Management, LLC (together with its subsidiaries, “Apollo”) and shall continue to serve in his various roles with Apollo and its affiliates.

Upon the recommendation of the Nominating and Corporate Governance Committee of the Board, James Galowski has been nominated by the Board to stand for election as a director by the stockholders at the 2015 Annual Meeting to replace Mr. Becker. Mr. Galowski joined Apollo in 2012 and is currently a partner and serves as a senior portfolio manager within Apollo’s credit business.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Apollo Residential Mortgage, Inc.

By:	/s/ Michael A. Commaroto
Michael A. Commaroto President and Chief Executive Officer

Date: March 18, 2015